EXHIBIT 99.1

Company contacts: Advanced Magnetics, Inc. Jerome Goldstein, CEO or Lisa Gordon, Investor Relations (617) 497-2070	Cytogen Corporation Michael Becker, CEO or Stacy Shearer, Investor Relations (609) 750-8289

FDA ACCEPTS ADVANCED MAGNETICS’ COMPLETE RESPONSE
TO APPROVABLE LETTER FOR COMBIDEX®

CAMBRIDGE, MA, and PRINCETON, NJ (October 19, 2004) — Advanced Magnetics, Inc. (Amex: AVM) and Cytogen Corporation (Nasdaq: CYTO) today announced that Advanced Magnetics has submitted a complete response to the approvable letter received from the U.S. Food and Drug Administration (FDA) for Combidex®, Advanced Magnetics’ investigational molecular imaging agent. The September 30, 2004 submission has been accepted and assigned a user fee goal date of March 30, 2005.

Combidex (ferumoxtran-10) consists of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging (MRI) to aid in the differentiation of cancerous from non-cancerous lymph nodes. Clinical studies have shown that Combidex accumulates in non-cancerous lymph node tissue which enables doctors using magnetic resonance imaging to have improved diagnostic confidence in differentiating between normal and diseased lymph nodes.  Combidex received an approvable letter from the FDA, subject to certain conditions, in June of 2000.

Lymph nodes are frequently the site for metastases of many different types of cancer, including breast cancer and prostate cancer. Computed tomography (CT) and MRI are the methods currently used for imaging lymph nodes. Current guidelines for imaging lymph nodes are that nodes greater than 10 mm in size are usually deemed cancerous while nodes less than 10 mm in size are generally presumed normal. Without the use of an imaging agent, CT and MRI cannot distinguish between lymph nodes that are enlarged due to the infiltration of cancerous cells as opposed to inflammation nor can these methods accurately detect disease in nodes that are not enlarged.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com, the content of which is not part of this press release.

About Cytogen Corporation
Founded in 1980, Cytogen Corporation of Princeton, NJ is a product-driven, oncology-focused biopharmaceutical company that develops and commercializes a balanced portfolio of oncology products that address the unmet medical needs of patients and their physicians. Cytogen’s marketed products include QUADRAMET™ (samarium Sm-153 lexidronam injection) and PROSTASCINT® (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide in the United States. Cytogen has exclusive United States marketing rights to COMBIDEX® (ferumoxtran-10), an investigational

Complete Response Release
Advanced Magnetics, Inc.

molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging to aid in the differentiation of cancerous from non-cancerous lymph nodes, which is under review by the U.S. Food and Drug Administration. Cytogen is also developing therapeutics targeting prostate-specific membrane antigen (PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Full prescribing information for the Company’s products is available at www.cytogen.com or by calling 1-800-833-3533. For more information, please visit the Company’s website at www.cytogen.com, which is not part of this press release.

For Advanced Magnetics:
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that even though the response was deemed complete by the FDA, the FDA could respond to this submission by issuing an additional approvable letter with additional conditions for approval or the FDA could issue a not approvable letter; (2) the ability to resolve final labeling for Combidex with the FDA; (3) the possibility that even though the FDA has assigned a user fee goal date of March 30, 2005, the FDA may not act by such date; (4) uncertainties regarding market acceptance of Combidex; (5) uncertainties relating to third-party reimbursements; (6) uncertainties relating to Advanced Magnetics’ ability to continue to operate at commercial scale in compliance with FDA regulations and other applicable manufacturing requirements; (7) uncertainties relating to patents and proprietary rights and other risks identified in Advanced Magnetics, Inc.‘s Securities and Exchange Commission filings. Advanced Magnetics cautions readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

For Cytogen:
This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen’s results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen’s business is subject to a number of significant risks, which include, but are not limited to: the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen’s products such as third-party payor reimbursement issues; the risk associated with Cytogen’s dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with Cytogen’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #